NEWS RELEASE

POPE RESOURCES REPORTS FOURTH QUARTER AND FULL YEAR 2018 RESULTS

POULSBO, WA, March 4, 2019 /PRNewswire/ - Pope Resources (NASDAQ:POPE) reported net loss attributable to unitholders of $1.8 million, or $0.41 per ownership unit, on consolidated revenue of $22.6 million and look-through1 revenue of $15.4 million, for Q4 2018. This compares to net income attributable to unitholders of $12.7 million, or $2.92 per ownership unit, on consolidated revenue of $47.8 million and look-through revenue of $37.9 million, for Q4 2017. The Q4 2018 results include a $2.7 million increase in the environmental remediation liability for Port Gamble, Washington. Excluding this charge, adjusted net income attributable to unitholders for Q4 2018 was $1.0 million, or $0.21 per ownership unit.

Full-year 2018 net income attributable to unitholders totaled $6.8 million, or $1.54 per ownership unit, on consolidated revenue of $103.6 million and look-through revenue of $63.6 million. This compares to full-year 2017 net income attributable to unitholders of $17.9 million, or $4.10 per ownership unit, on consolidated revenue of $99.8 million and look-through revenue of $72.9 million. The 2018 results include a $5.6 million increase to the environmental remediation liability for Port Gamble. Excluding this charge, adjusted net income attributable to unitholders for 2018 was $12.4 million, or $2.84 per ownership unit.

Cash provided by operations during Q4 2018 was $9.8 million on a consolidated basis and $5.4 million on a look-through basis. This compares to cash provided by operations of $24.6 million on a consolidated basis and $20.6 million on a look-through basis, during Q4 2017.

Full-year 2018 cash provided by operations was $39.8 million on a consolidated basis and $21.2 million on a look-through basis. This compares to full-year 2017 cash provided by operations of $32.0 million on a consolidated basis and cash provided by operations of $21.3 million on a look-through basis.

“For our core timber business, our 2018 results set some all-time highs in terms of log production and average price realized,” said Tom Ringo, President and CEO. “When you drill into the details, however, it was not a level ride. While log prices were strong for the first three quarters of the year, the fourth quarter saw a significant slide in log prices due primarily to the combined impact of trade tensions with China and elevated inventories at our domestic mill customers’ log yards.”

“Meanwhile, 2018 brought a mixed bag for our other lines of business. We expanded the footprint of our private equity timber fund business with three quality acquisitions totaling 46,000 acres. While the level of closings this past year for our Real Estate segment were modest, we were able to get the final residential plat at our signature Gig Harbor project under contract with an expected closing in the first half of 2019. We also accrued an additional $5.6 million for environmental liabilities in Port Gamble over two tranches in Q2 and Q4. Given the completion of the in-water portion of the clean-up in 2017, together with the degree of testing and analysis conducted on upland soils, we believe that the opportunity for negative surprises is much diminished. While certainly disappointing, these accruals have become smaller as we draw an ever tighter string around the unknowns on the site and the few remaining unaddressed clean-up, remediation and restoration issues.”

“Looking ahead into 2019, we have updated our long-term harvest schedule to incorporate additional productive timberlands as a result of recent small-tract acquisitions plus the effect of silvicultural investments we have made over the last few years. This update means that, starting in 2019, our sustainable harvest level will increase by nearly 10% to 57 million board feet.”

The following tables summarize key income, cash flow, and debt metrics for the fourth quarters and full years of 2018 and 2017. Each metric is presented on a consolidated basis in accordance with GAAP, as well as on a look-through basis. The latter is the sum of the Partnership on a stand-alone basis plus the Partnership’s share of its three private equity timber funds, based on the Partnership’s percentage ownership interest in each fund, which ranges from 5% to 20%.

(in millions, except volume and price data)	Consolidated		Look-through
	Q4 2018	Q4 2017	Q4 2018	Q4 2017
Volume (MMBF)	35.2	32.9	20.2	17.4
Delivered log price ($/MBF)	$646	$734	$643	$763
Revenue	$22.6	$47.8	$15.4	$37.9
Net income (loss)	($3.6)	$12.3	($1.8)	$12.7
Cash flow from operations	$9.8	$24.6	$5.4	$20.6

(in millions, except volume and price data)	Consolidated		Look-through
	Full-year 2018	Full-year 2017	Full-year 2018	Full-year 2017
Volume (MMBF)	136.7	111.5	68.7	61.8
Delivered log price ($/MBF)	$714	$656	$725	$672
Revenue	$103.6	$99.8	$63.6	$72.9
Net income	$7.6	$24.4	$6.8	$17.9
Cash flow from operations	$39.8	$32.0	$21.2	$21.3
Debt, net of unamortized debt issuance costs *	$151.4	127.5	$101.2	$77.2
* Partnership-only debt amounted to $94.1 million and $70.2 million as of December 31, 2018, and 2017, respectively. Fund debt is non-recourse to the Partnership.

Partnership Timber

Partnership Timber operating income during Q4 2018 was $5.0 million, compared to $7.3 million in Q4 2017. Adjusted EBITDDA2 for this segment during Q4 2018 was $6.2 million, versus $8.5 million in Q4 2017. The decline in both metrics is attributable to a 16% decrease in average realized log prices, a 25% increase in per MBF production costs, and a $330,000 decrease in timber deed sale revenue. Uncertainties arose in the export market from trade tensions and tariffs on U.S. logs exported to China, and the domestic housing market weakened due to rising mortgage rates and home price increases that climbed faster than household incomes. An increase in the relative amount of volume harvested utilizing more expensive cable logging systems and continued tightness in the market for contract loggers led to the per MBF increase in production costs. A 13% increase in delivered log volume served to offset a portion of these factors’ effect on operating income and Adjusted EBITDDA. Except as noted otherwise below, harvest volume figures include timber deed sales.

For the full year 2018, operating income was $21.3 million, compared to $19.1 million in 2017. Adjusted EBITDDA for 2018 was $25.3 million, versus $23.0 million in 2017. The improvement in both metrics was attributable to 7% increases in both harvest volume and average realized log prices. The Partnership’s annual average realized log price of $726/MBF was the highest ever in its history, benefitting from strong markets resulting from supply disruptions for both logs and lumber due to an extremely bad fire season in 2017 in British Columbia, Washington, and Oregon that prevented producers from building log inventories and from winter weather-related disruptions to Canada’s rail network.

Funds Timber

Funds Timber generated an operating loss of $395,000 during Q4 2018, compared to operating income of $1.9 million in Q4 2017. Note that these operating income figures benefit from the elimination of $1.2 million and $874,000 of management fees paid by the Funds to the Partnership in Q4 2018 and Q4 2017, respectively, resulting from the consolidation of the Funds in our financial statements. Adjusted EBITDDA for this segment during Q4 2018 was $3.4 million, versus $6.2 million in Q4 2017. Delivered log volume dropped 23% in Q4 2018 versus Q4 2017, and average realized log prices decreased 7%. During Q4 2018, the Funds sold timber deeds on 4.3 million board feet (MMBF) of volume compared to 1.0 MMBF during Q4 2017. The Partnership’s share of Adjusted EBITDDA from this segment for Q4 2018 was $203,000, versus $501,000 during Q4 2017.

For the full year 2018, Funds Timber generated operating income of $8.4 million, versus $15.6 million in 2017. Note that these operating income figures benefit from the elimination of $4.6 million and $3.4 million of management fees paid by the Funds to the Partnership in 2018 and 2017, respectively, resulting from the consolidation of the Funds into our financial statements. 2017 operating income includes a $12.5 million gain on the sale of an Oregon tree farm by Fund II. Adjusted EBITDDA for this segment was $26.8 million in 2018, versus $14.9 million in 2017. Harvest volume, including timber deed sales, was 77.0 MMBF in 2018, a 38% increase over 2017, due to the added operations from the acquisition of two tree farms by Fund IV in early 2018 and another in Q4 2018. Average realized log prices during 2018 were $700/MBF, an increase of 11% over 2017. The Partnership’s share of Adjusted EBITDDA from this segment for 2018 was $3.1 million, versus $1.6 million for 2017.

Timberland Investment Management (TIM)

In late October, Fund IV closed on the acquisition of 9,400-acres of timberland for $32.3 million in south Puget Sound, Washington and in January 2019, Fund IV purchased 7,100 acres in south central Washington for $20.3 million. The Partnership’s co-investment in these acquisitions totals $7.8 million, and we expect to generate $500,000 of annual management fees plus our share of distributions from operations on these timberlands over the term of Fund IV. While these amounts will be eliminated in consolidation, they generate cash for the Partnership.

Total revenue, on an internal reporting basis, substantially all of which is eliminated in consolidation, amounted to $1.2 million during Q4 2018 versus $883,000 in Q4 2017. The increase in quarterly revenues is attributable to the three acquisitions in 2018 by Fund IV totaling $146 million for 46,000 acres. After eliminations, TIM generated an operating loss of $1.2 million during Q4 2018, compared to an operating loss of $863,000 in Q4 2017. The larger operating loss in 2018 is due primarily to costs associated with capital placement efforts associated with our fourth timber fund, as well as additional personnel costs to manage our expanding timber fund portfolio. Adjusted EBITDDA during Q4 2018 was a loss of $5,000 versus income of $3,000 in Q4 2017.

After the elimination of revenue of $4.6 million in 2018 and $3.4 million in 2017, TIM generated an operating loss of $4.5 million in 2018 and $3.5 million in 2017. The increase in eliminated revenue is due to the acquisition of the three above mentioned tree farms by Fund IV in 2018. The increase in operating expenses in 2018 compared to 2017 is attributable to the costs associated with placing Fund IV capital and managing Fund IV’s expanding portfolio of timberland. Adjusted EBITDDA for 2018 was $82,000 versus a loss of $184,000 for 2017.

Real Estate

During Q4 2018, we sold a commercial parcel in Bremerton, along with a parcel of undeveloped land for a combined $480,000. We also recorded additional environmental remediation expense of $2.7 million for our project at Port Gamble, Washington. Real Estate generated an operating loss of $3.6 million during Q4 2018, compared to operating income of $7.8 million in Q4 2017. Adjusted EBITDDA for the Real Estate segment was negative $830,000 during Q4 2018, versus positive $7.9 million in Q4 2017. The decline in both metrics is due primarily to strong Q4 2017 results which included the sale of 78 residential lots and an 11-acre business park from our Harbor Hill project in Gig Harbor, WA, for a combined total of $15.8 million. With respect to operating income, Q4 2018 included the additional environmental remediation expense that had no counterpart in Q4 2017.

Full year 2018 operating loss was $5.4 million, versus operating income of $4.6 million in 2017. 2018 results include $5.6 million of environmental remediation expenses for our project at Port Gamble. Adjusted EBITDDA for 2018 was $827,000, versus $5.2 million in 2017. In addition to the above mentioned Q4 results, 2018 included a $3.7 million conservation easement sale covering 7,800 acres in Skamania County, and the sale of four residential parcels in Kitsap County for $2.1 million. Besides the Q4 2017 sales mentioned above, 2017 also included two conservation land sales totaling 1,720 acres for $5.1 million, the sale of 12 residential lots for $2.2 million, and the sale of 15 residential lots at Harbor Hill for $1.9 million.

General & Administrative (G&A)

G&A expenses were $2.3 million during Q4 2018 and $7.2 million for the full year 2018 compared to $1.5 million in Q4 2017 and $5.7 million for full year 2017. The increase in G&A expenses is due primarily to professional fees associated with the Board’s ongoing review of the Partnership’s capital allocation strategy, business mix, and organizational structure, and continued costs associated with our response to an activist campaign by one of our unitholders.

Partnership Capital Allocation and Liquidity (excluding the Funds)

In Q4 2018, the Partnership paid a quarterly cash distribution to unitholders of $4.4 million, representing $1.00 per unit. The Partnership invested $4.8 million in Fund IV’s October timberland acquisition. Other capital outlays by the Partnership included capital expenditures of $443,000 and unit repurchases of $223,000 at an average price of $71.46 per unit.

These capital outflows were financed by a combination of the following: cash generated by the Partnership from operations, excluding the Funds, of $5.1 million (that is net of Real Estate development project expenditures of $1.0 million and environmental remediation payments totaling $351,000), net borrowings on our recently restructured credit facilities of $4.7 million, and distributions received by the Partnership from the Funds totaling $225,000.

The Partnership closed the quarter with cash of $1.8 million and debt of $94.1 million. The Funds closed the quarter with cash of $3.3 million and debt of $57.3 million.

Review of Longer-Term Opportunities

In Q3 2018, we announced that our management and Board of Directors, with the assistance of outside legal and financial advisors, were undertaking a review of the Partnership’s longer-term opportunities, including capital allocation priorities, business mix, and organizational structure.

As for capital allocation, the review process prompted us to prioritize a higher payout rate through our unitholder distribution. To that end, we increased our quarterly distribution from $0.70 to $1.00 in two separate steps, representing a cumulative increase of 43%. Giving priority to distributions will impact the allocation of growth capital to our mix of businesses. And lastly, the review affirmed our view that the MLP structure continues to best serve the interests of our unitholders compared to other options evaluated. While we have concluded this review process, we continue to focus on thinking strategically about the Partnership’s opportunities and priorities, and about managing capital allocation to maximize long-term value for our unitholders. We are keenly focused on both optimizing long-term investments and maintaining the quality of our balance sheet.

Our Board of Directors and management team appreciate the constructive feedback received from our unitholders throughout this process and look forward to continued engagement with our unitholders towards the shared goal of maximizing long-term unitholder value.

Outlook

We expect 2019 harvest volume will range between 59-65 MMBF for the Partnership, and 91-98 MMBF for the Funds, including timber deed sales. In addition, to the Partnership’s new sustainable annual harvest level of 57 MMBF, 2019 forecasted volume includes 2-8 MMBF of volume from timber located on real estate properties not factored into our long-term, sustainable harvest plan. On a look-through basis, total 2019 harvest volume, including timber deed sales, is expected to be 71-77 MMBF.

We expect the Partnership to close on the sale of the final 65 residential lots from our Harbor Hill project in Gig Harbor, Washington in 2019, as well as an assortment of residential and industrial lots plus conservation easements.

We will soon post an updated investor presentation to the Investor Relations section of our web site at www.poperesources.com.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own and manage 120,000 acres of timberland and 2,000 acres of development property in Washington. In addition, Pope Resources co-invests in and consolidates three private equity timber funds that own 141,000 acres of timberland in Washington, Oregon, and California. The Partnership and its predecessor companies have owned and managed timberlands and development properties for over 165 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

Forward Looking Statements

This press release contains a number of projections and statements about our expected financial condition, operating results, business plans and objectives, and about management’s plans for future operations and strategies, as well as discussions about future plans and intentions for reinvestment and deployment of capital. These statements reflect management’s estimates and intentions based on current goals and expectations about future developments. Because these statements describe our goals, objectives, and anticipated performance, they are inherently uncertain, and some or all of these statements may not come to pass. Accordingly, they should not be interpreted as promises of future management actions or financial performance. Our future actions and actual performance will vary from current expectations and under various circumstances the results of these variations may be material and adverse. Among those forward-looking statements contained in this report are statements about management’s expectations for future log prices, harvest volumes and markets, statements about our expectations for future sales in our Real Estate segment and our Fund operations, statements about the expected availability of and potential future uses of capital resources, and statements about management’s expectations for future remediation efforts at Port Gamble. Readers, however, should note that all statements other than expressions of historical fact are forward-looking in nature. Some of the factors that may cause actual operating results and financial condition to fall short of expectations, or that may cause us to deviate from our current plans, include our ability to accurately predict fluctuations in log markets domestically and internationally, and to adjust our harvest volumes in a timely and appropriate manner; political sensitivities and events, including the reactions of foreign governments and international treaty organizations and similar bodies, that may affect the cost of competing products and demand for our products; the activities of activist investors and management’s responses to those actions, including uncertainties that surround the expectations of these and other potential activists; our ability to anticipate and manage interest rate risk as it affects our borrowing costs; fluctuations in interest rates that affect the U.S. housing market and related demand for our products from that market; our ability to estimate the cost of ongoing and changing environmental remediation obligations, including our ability to anticipate and address the political and regulatory climate that impacts these obligations; increasing reliance on engineered, recycled, and other alternative products as a competitive factor for our products; our ability to consummate various pending and anticipated real estate transactions on the terms management expects; housing market conditions that affect demand for both our forest products and our real estate offerings; our ability to manage our timber funds and their assets in a manner that our investors consider acceptable, and to raise additional capital or establish new funds on terms that are advantageous to the Partnership; conditions in the housing construction and wood-products markets, both domestically and globally, that affect demand for our products; the effects of competition, particularly by larger and better-financed competitors; fluctuations in foreign currency exchange rates that affect both competition for sales of our products and our customers’ demand for them; conditions affecting credit markets as they affect the availability of capital and costs of borrowing for us, and the related impacts on purchasers of forest products and development properties; labor, equipment and transportation costs that affect our net income; our ability to anticipate and mitigate potential impacts of our operations on adjacent properties; the impacts of natural disasters on our timberlands and on surrounding areas; and our ability to discover and to accurately estimate other liabilities associated with our assets. Other factors are set forth in that part of our Annual Report on Form 10-K entitled “Risk Factors,” and in our other filings with the Securities and Exchange Commission from time to time.

Forward-looking statements in this release are made only as of the date shown above, and we cannot undertake to update these statements.

Contact

Daemon Repp
Vice President and CFO
(360) 697-6626
investors@orminc.com

___________________________________________________________________________________________
1“Look-through” results present the Partnership on a stand-alone basis plus the Partnership’s minority share of each fund: 20% for Fund II, 5% for Fund III, and 15% for Fund IV.

2We define Adjusted EBITDDA as earnings before interest, taxes, depletion, depreciation, amortization, gain or loss on timberland sold, and environmental remediation expense. In addition, we reflect Adjusted EBITDDA on an internal reporting basis without eliminating inter-segment activity, which has no net impact on total Adjusted EBITDDA. Accordingly, fees earned from managing the funds are reflected in the Timberland Investment Management segment and this same amount is reflected as expense in the Funds Timber segment. Adjusted EBITDDA is a non-GAAP measure which is reconciled to GAAP in the tables below. We believe Adjusted EBITDDA captures the ongoing operations of each of our segments and is a useful supplemental metric to assess the segments’ financial performance.

CONDENSED STATEMENTS OF INCOME (LOSS) (in millions, except per unit amounts)

	Q4 2018			Q4 2017

	Consolidated	NCI Reclass*	Look - through	Consolidated	NCI Reclass*	Look - through
Revenue	$22.6	($7.2)	$15.4	$47.8	($9.9)	$37.9
Cost of sales	(14.7)	7.5	(7.2)	(26.4)	8.2	(18.2)
Operating expenses	(7.8)	1.1	(6.7)	(6.8)	0.9	(5.9)
Environmental remediation	(2.7)	—	(2.7)	—	—	—
Operating income (loss)	(2.5)	1.4	(1.2)	14.6	(0.8)	13.8
Net interest expense	(1.2)	0.4	(0.8)	(1.2)	0.5	(0.7)
Income tax benefit (expense)	0.1	—	0.1	(1.1)	0.7	(0.4)
Net income	(3.6)	1.8	(1.8)	12.3	0.4	12.7
Net (income) loss attributable to noncontrolling interests (NCI)	1.8	(1.8)	—	0.4	(0.4)	—
Net income attributable to unitholders	($1.8)	$—	($1.8)	$12.7	$—	$12.7

Basic and diluted weighted average units outstanding	4.313			4.315
Basic and diluted earnings per unit	($0.41)			$2.92

* Reclassifying the noncontrolling interest (NCI) portion of Fund operations to the appropriate income statement lines. Includes the 80% of Fund II, 95% of Fund III, and 85% of Fund IV fees paid by third-party investors.

	Year Ended December 31, 2018			Year Ended December 31, 2017

	Consolidated	NCI Reclass*	Look - through	Consolidated	NCI Reclass*	Look - through
Revenue	$103.6	($40.0)	$63.6	$99.8	($26.9)	$72.9
Cost of sales	(58.1)	32.8	(25.3)	(58.0)	24.2	(33.8)
Operating expenses	(27.2)	4.2	(23.0)	(24.3)	3.4	(20.9)
Environmental remediation	(5.6)	—	(5.6)	—	—	—
Gain (loss) on sale of timberland	—	—	—	12.5	(10.0)	2.5
Operating income	12.6	(2.9)	9.7	30.1	(9.3)	20.7
Net interest expense	(4.9)	2.0	(2.9)	(4.5)	2.0	(2.4)
Income tax benefit (expense)	(0.1)	0.2	0.1	(1.2)	0.8	(0.4)
Net income (loss)	7.6	(0.8)	6.8	24.4	(6.5)	17.9
Net (income) loss attributable to noncontrolling interests (NCI)	(0.8)	0.8	—	(6.5)	6.5	—
Net income attributable to unitholders	$6.8	$—	$6.8	$17.9	$—	$17.9

Basic and diluted weighted average units outstanding	4.317			4.323
Basic and diluted earnings per unit	$1.54			$4.10

* Reclassifying the noncontrolling interest (NCI) portion of Fund operations to the appropriate income statement lines. Includes the 80% of Fund II, 95% of Fund III, and 85% of Fund IV fees paid by third-party investors.

RECONCILIATION BETWEEN NET INCOME ATTRIBUTABLE TO UNITHOLDERS AND ADJUSTED NET INCOME ATTRIBUTABLE TO UNITHOLDERS, INCLUDING PER UNIT AMOUNTS (in millions, except per unit amounts)

	Quarter ended December 31,		Year ended December 31,
	2018	2017	2018	2017

GAAP net income (loss) attributable to unitholders	$(1.8)	$12.7	$6.8	$17.9
Added back:
Environmental remediation	2.7	—	5.6	—
Adjusted net income attributable to unitholders*	$0.9	$12.7	$12.4	$17.9

Per unit amounts:
GAAP basic and diluted net income (loss) per unit	$(0.41)	$2.92	$1.54	$4.10
Added back:
Environmental remediation	0.62	—	1.30	—
Adjusted basic and diluted net income per unit*	$0.21	$2.92	$2.84	$4.10

*Pursuant to Regulation G, we are providing disclosure of the reconciliation of reported non-GAAP financial measures to their most directly comparable financial measures reported on a GAAP basis. We believe that consideration of these non-GAAP financial measures may be important to investors to understand operating results excluding environmental charges.

CONDENSED BALANCE SHEETS (in millions)

	December 31, 2018			December 31, 2017

Assets	Consolidated	Less: NCI	Look - through	Consolidated	Less: NCI	Look - through
Cash & restricted cash	$6.1	($3.7)	$2.4	$5.3	($3.5)	$1.8
Land held for sale	5.7	—	5.7	5.7	—	5.7
Other current assets	8.6	(4.3)	4.3	7.0	(0.3)	6.7
Timber & roads	378.0	(271.6)	106.4	267.7	(182.0)	85.7
Timberland	74.3	(48.1)	26.2	55.1	(32.5)	22.6
Land held for development	20.9	—	20.9	19.3	—	19.3
Buildings & equipment, net	5.5	—	5.5	5.3	—	5.3
Other assets	9.3	(6.8)	2.5	15.3	(10.6)	4.7
Total assets	$508.2	($334.3)	$173.9	$380.7	($228.9)	$151.8

Liabilities & Equity
Current liabilities (excl. current portion of long-term debt)	$9.9	($2.9)	$7.0	$9.6	($2.5)	$7.1
Total debt (current and long-term)	151.4	(50.3)	101.2	127.5	(50.3)	77.2
Other liabilities	8.4	(0.3)	8.2	3.0	—	3.0
Total liabilities	169.6	(53.4)	116.4	140.1	(52.8)	87.3

Partners' capital	338.6	(281.1)	57.5	240.6	(176.1)	64.5
Total liabilities & partners' capital	$508.2	($334.3)	$173.9	$380.7	($228.9)	$151.8

CONDENSED RECONCILIATION BETWEEN NET INCOME (LOSS) AND CASH FLOWS FROM OPERATIONS (in millions)

	Quarter Ended December 31, 2018			Quarter Ended December 31, 2017

	Consolidated	Less: NCI	Look - through	Consolidated	Less: NCI	Look - through
Net income (loss)	($3.4)	$1.7	($1.7)	$12.3	$0.4	$12.7
Depletion	6.0	(4.3)	1.7	6.5	(4.9)	1.6
Depreciation and amortization	0.2	—	0.2	0.1	—	0.1
Basis of land sold	0.3	—	0.3	11.9	—	11.9
Real estate project expenditures	(1.0)	—	(1.0)	(1.1)	—	(1.1)
Equity based compensation	0.2	—	0.2	0.2	—	0.2
Environmental remediation accrual	2.7	—	2.7	—	—	—
Environmental remediation expenditures	(0.4)	—	(0.4)	(1.6)	—	(1.6)
Changes in working capital	5.2	(1.7)	3.5	(3.7)	0.5	(3.2)
Net cash provided by operating activities	$9.8	($4.3)	$5.4	$24.6	($4.0)	$20.6

	Year Ended December 31, 2018			Year Ended December 31, 2017

	Consolidated	Less: NCI	Look - through	Consolidated	Less: NCI	Look - through
Net income	$7.6	($0.8)	$6.8	$24.4	($6.5)	$17.9
Depletion	27.1	(20.6)	6.5	19.2	(13.9)	5.3
Depreciation and amortization	0.6	—	0.6	0.5	—	0.5
Basis of land sold	1.7	—	1.7	13.9	—	13.9
Real estate project expenditures	(3.2)	—	(3.2)	(7.6)	—	(7.6)
(Gain) loss on sale of timberland	—	—	—	(12.5)	10.0	(2.5)
Equity based compensation	1.1	—	1.1	1.1	—	1.1
Environmental remediation accrual	5.6	—	5.6	—	—	—
Environmental remediation expenditures	(1.5)	—	(1.5)	(7.8)	—	(7.8)
Changes in working capital	0.8	2.8	3.6	0.8	(0.3)	0.5
Net cash provided by operating activities	$39.8	($18.6)	$21.2	$32.0	($10.7)	$21.3

SEGMENT ADJUSTED EBITDDA (in millions)

	Partnership Timber	Funds Timber	TIM	Real Estate	G&A and Other	Consolidated
Q4 2018
Operating income (loss) - external	$5.0	($0.4)	($1.2)	($3.6)	($2.3)	($2.5)
Intersegment activity	(0.1)	(1.2)	1.2	—	—	(0.1)
Operating income (loss) - internal	4.9	(1.6)	—	(3.6)	(2.3)	(2.6)
Depletion, depreciation, and amortization	1.3	5.0	—	0.1	—	6.4
Environmental remediation expense	—	—	—	2.7	—	2.7
Adjusted EBITDDA	6.2	3.4	—	(0.8)	(2.3)	6.5
Less Adjusted EBITDDA attributable to NCI	—	(3.2)	—	—	—	(3.2)
Look-through Adjusted EBITDDA	$6.2	$0.2	$—	($0.8)	($2.3)	$3.3

Q4 2017
Operating income (loss) - external	$7.3	$1.9	($0.9)	$7.8	($1.5)	$14.6
Intersegment activity	—	(0.9)	0.9	—	—	—
Operating income (loss) - internal	7.3	1.0	—	7.8	(1.5)	14.6
Depletion, depreciation, and amortization	1.2	5.2	—	0.1	—	6.6
Adjusted EBITDDA	8.5	6.2	—	7.9	(1.5)	21.2
Less Adjusted EBITDDA attributable to NCI	—	(5.7)	—	—	—	(5.7)
Look-through Adjusted EBITDDA	$8.5	$0.5	$—	$7.9	($1.5)	$15.5

	Partnership Timber	Funds Timber	TIM	Real Estate	G&A and Other	Consolidated
Full-year 2018
Operating income (loss) - external	$21.3	$8.4	($4.5)	($5.4)	($7.2)	$12.6
Intersegment activity	(0.2)	(4.6)	4.5	0.4	(0.1)	—
Operating income (loss) - internal	21.1	3.8	—	(5.0)	(7.3)	12.6
Depletion, depreciation, and amortization	4.2	23.0	0.1	0.3	0.1	27.7
Environmental remediation expense	—	—	—	5.6	—	5.6
Adjusted EBITDDA	25.3	26.8	0.1	0.9	(7.2)	45.9
Less Adjusted EBITDDA attributable to NCI	—	(23.6)	—	—	—	(23.6)
Look-through Adjusted EBITDDA	$25.3	$3.2	$0.1	$0.9	($7.2)	$22.3

Full-year 2017
Operating income (loss) - external	$19.1	$15.6	($3.5)	$4.6	($5.7)	$30.1
Intersegment activity	(0.2)	(3.4)	3.3	0.4	(0.1)	—
Operating income (loss) - internal	18.9	12.2	(0.2)	5.0	(5.8)	30.1
Depletion, depreciation, and amortization	4.1	15.2	—	0.3	0.1	19.7
(Gain) loss on sale of timberland	—	(12.5)	—	—	—	(12.5)
Adjusted EBITDDA	23.0	14.9	(0.2)	5.3	(5.7)	37.3
Less Adjusted EBITDDA attributable to NCI	—	(13.2)	—	—	—	(13.2)
Look-through Adjusted EBITDDA	$23.0	$1.7	($0.2)	$5.3	($5.7)	$24.1

VOLUME DATA - LOOK-THROUGH BASIS

	Quarter ended December 31,		Year ended December 31,
	2018	2017	2018	2017
Volumes by species (million board feet):
Douglas-fir domestic	10.1	11.3	36.9	31.3
Douglas-fir export	3.4	2.1	9.2	9.5
Whitewood domestic	1.0	0.5	3.4	3.6
Whitewood export	0.6	0.6	1.8	3.6
Pine	—	0.1	0.2	0.2
Cedar	0.2	0.2	1.3	1.2
Hardwood	1.2	0.2	2.7	1.7
Pulpwood - all species	2.7	2.2	9.5	9.6
Total log sale volume	19.2	17.2	65.0	60.7
Timber deed sale volume	1.0	0.2	3.7	1.1
Total volume	20.2	17.4	68.7	61.8

PRICE DATA - LOOK-THROUGH BASIS

	Quarter ended December 31,		Year ended December 31,
	2018	2017	2018	2017
Average price realizations by species (per thousand board feet):
Douglas-fir domestic	$660	$810	$778	$732
Douglas-fir export	776	913	852	768
Whitewood domestic	604	623	627	551
Whitewood export	623	758	693	718
Pine	550	543	565	512
Cedar	1,001	1,536	1,268	1,445
Hardwood	740	735	731	679
Pulpwood - all species	370	359	368	313
Overall delivered log price	643	763	725	672
Timber deed sales	221	393	459	332